Exhibit 4.2

Form of Consent regarding Amended and Restated Credit Agreement

June 25, 2012

SunTrust Bank
303 Peachtree Street
Atlanta, Georgia 30308
Attention: Wanda Gregory

Re:
Amended and Restated Credit Agreement dated as of September 23, 2011 among Markel Corporation, the banks and financial institutions party thereto and SunTrust Bank, as administrative agent and swingline lender (the “Credit Agreement”)

Ladies and Gentlemen:

The Borrower is proposing to issue approximately $350,000,000 in senior notes (the “New Notes”) in an underwritten public offering. The principal use of proceeds of the New Notes will be to repay at maturity on February 15, 2013 the entire principal amount of our 6.80% Senior Notes due 2013 (the “2013 Notes”).

In order to permit the issuance of the New Notes and take advantage of current market conditions, the Borrower requests that, solely for purposes of calculating the Leverage Ratio from the date the New Notes are issued until the repayment of the 2013 Notes, the principal amount of the 2013 Notes be excluded from Consolidated Indebtedness. Further, and notwithstanding Section 6.3 of the Credit Agreement, the Borrower covenants and agrees that it will not permit, as of any date on or after the Closing Date, Liquidity at any time to be less than (a) $200,000,000 plus  (b) (i) if the New Notes are not issued at least six (6) months prior to the final maturity of the 2013 Senior Notes, then on any date of determination on and after the date that is six (6) months prior to the final maturity of the 2013 Senior Notes, the aggregate principal face amount of the then outstanding 2013 Senior Notes or (ii) if the New Notes are issued six (6) or more months prior to the final maturity of the 2013 Senior Notes, then on and after the date of issuance of the New Notes until the date the aggregate principal face amount of the 2013 Senior Notes are paid in full, the aggregate principal face amount of the then outstanding 2013 Senior Notes.

Unless otherwise defined herein, all capitalized terms have the meanings given them in the Credit Agreement.

Each of the Lenders is requested to indicate its consent to the foregoing by its signature on a counterpart of this letter.

The foregoing consent is a one-time consent and is limited to the extent specifically set forth above. The Borrower acknowledges and agrees that the consent requested above shall not waive (or be deemed to be or constitute a waiver of) any other covenant, term or provision in the Credit Agreement or hinder, restrict or otherwise modify the rights and remedies of the Lenders and the Administrative Agent following the occurrence of any Default or Event of Default.

The Credit Agreement shall remain in full force and effect in accordance with its terms, and the Lenders and the Administrative Agent hereby require strict compliance with the terms and conditions of the Credit Agreement. The Borrower hereby restates, ratifies, confirms and reaffirms its liabilities, payment and performance obligations (contingent or otherwise) and each and every term, covenant and condition set forth in the Credit Agreement. The Administrative Agent's and the Lenders' agreement to the terms of this letter shall not be deemed to establish or create a custom or course of dealing among the Borrower, the Administrative Agent or the Lenders, or any of them.

The Borrower represents to the Administrative Agent and the Lenders that, both immediately before and after giving effect to this letter, no Default or Event of Default has occurred and is continuing.

This consent may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This consent shall be effective upon receipt by the Administrative Agent of counterparts signed by the Required Lenders.

Sincerely,

Markel Corporation

By:
Anne G. Waleski
Vice President and
Chief Financial Officer

Agreed to:

SunTrust Bank, as Administrative Agent,
Swingline Lender and as a Lender

By:
Authorized Officer

Wells Fargo Bank, National Association

By:
Authorized Officer

Barclays Bank PLC

By:
Authorized Officer

Branch Banking & Trust Company

By:
Authorized Officer

Citibank, N.A.

By:
Authorized Officer

The Northern Trust Company

By:
Authorized Officer